EXHIBIT 5

              [MORGAN STANLEY & CO. INCORPORATED LETTERHEAD]



August 17, 1994

Board of Directors
American Cyanamid Company
One Cyanamid Plaza
Wayne, NJ  07470-8426

Members of the Board:

          We understand that American Cyanamid Company (the "Company"), American Home Products Corporation ("Buyer") and AC Acquisition Corp., a wholly owned subsidiary of Buyer ("Acquisition Sub") have entered into an Agreement and Plan of Merger dated August 17, 1994 (the "Merger Agreement") which provides, among other things, for (i) the tender offer by Acquisition Sub (the "Tender Offer") for all the issued and outstanding shares of common stock, par value $5 per share (the "Common Stock") of the Company for $101 per share net to the seller in cash, and (ii) the subsequent merger (the "Merger") of Acquisition Sub with and into the Company. Pursuant to the Merger, the Company will become a wholly owned subsidiary of Buyer and each outstanding share of Common Stock, other than shares held in treasury or held by Buyer or any affiliate of Buyer or as to which dissenters' rights have been perfected, will be converted into the right to receive $101 per share in cash. The terms and conditions of the Tender Offer and the Merger are more fully set forth in the Merger Agreement.

          You have asked for our opinion as to whether the consideration to be received by the holders of shares of Common Stock pursuant to the Merger Agreement is fair from a financial point of view to such holders.

          For purposes of the opinion set forth herein, we have:

     (i) analyzed certain publicly available financial statements and other information of the Company;

     (ii) analyzed certain internal financial statements and other financial and operating data concerning the Company prepared by the management of the Company;

     (iii) analyzed certain financial projections prepared by the management of the Company;

     (iv) discussed the past and current operations and financial condition and the prospects of the Company with senior executives of the Company;

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     (v)  reviewed the reported prices and trading activity for the Common
          Stock;

     (vi) compared the financial performance of the Company and the prices and trading activity of the Common Stock with that of certain other comparable publicly-traded companies and their securities;

     (vii) reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;

     (viii) participated in discussions and negotiations among representatives of the Company and Buyer and their financial and legal advisors;

     (ix) reviewed the Merger Agreement and certain related documents; and

     (x)  performed such other analyses as we have deemed appropriate.

          We have assumed and relied upon without independent verification the accuracy and completeness of the information reviewed by us for the purposes of this opinion. With respect to the financial projections, we have assumed that they have been reasonably prepared on bases reflecting management's best currently available estimates and judgments of the future financial performance of the Company. We have not made any independent valuation or appraisal of the assets or liabilities of the Company, nor have we been furnished with any such appraisals. Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof.

          In arriving at our opinion, we were not authorized to solicit, and did not solicit, interest from any party with respect to the acquisition of the Company, nor did we negotiate or have discussions with any of the parties which expressed interest to us in the possible acquisition of the Company or any of its constituent businesses, except in each case as known to you.

          We have acted as financial advisor to the Board of Directors of the Company in connection with this transaction and will receive a fee for our services. In the past, Morgan Stanley & Co., Incorporated and its affiliates have provided financial advisory and other services for the Company and Buyer and have received fees for the rendering of these services.

          It is understood that this letter is for the information of the Board of Directors of the Company only and may not be used for any other purpose without our prior written consent.

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          Based on the foregoing, we are of the opinion on the date hereof that the consideration to be received by the holders of shares of Common Stock pursuant to the Merger Agreement is fair from a financial point of view to such holders.


                              Very truly yours,

                              MORGAN STANLEY & CO. INCORPORATED



                              By:  /s/ Joseph R. Perella
                                   ----------------------------------------
                                   Joseph R. Perella
                                   Managing Director